Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Basis of Presentation
     The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared by Republic based on the historical financial statements of Republic and Allied to illustrate the effects of the merger of the companies. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with Republic’s and Allied’s historical consolidated financial statements and accompanying notes in their Annual Reports on Form 10-K as of and for the year ended December 31, 2007, their Quarterly Reports on Form 10-Q as of and for the nine months ended September 30, 2008, and Allied’s Current Report on Form 8-K dated May 5, 2008, in which certain previously reported financial information was reclassified to reflect the realignment of their organizational structure during the first quarter of 2008.
     Republic has accounted for the merger as a purchase of Allied by Republic, using the acquisition method of accounting in accordance with United States generally accepted accounting principles, or “GAAP.” Republic and Allied expect that, upon completion of the merger, Allied stockholders received approximately 52% of the outstanding common stock of the combined company in respect of their Allied shares on a diluted basis and Republic stockholders retained approximately 48% of the outstanding common stock of the combined company on a diluted basis. In addition to considering these relative voting rights, Republic also considered the proposed composition of the combined company’s board of directors and the board’s committees, the proposed structure and members of the executive management team of the combined company, and the premium to be paid by Republic to acquire Allied in determining the acquirer for accounting purposes. Based on the weighting of these factors, Republic has concluded that it is the accounting acquirer.
     Under the acquisition method of accounting, as of the effective time of the merger, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Allied were recorded at their respective fair values and added to those of Republic. Any excess of the purchase price for the merger over the net fair value of Allied’s identified assets acquired and liabilities assumed was recorded as goodwill. The results of operations of Allied were combined with the results of operations of Republic beginning at the effective time of the merger. The consolidated financial statements of the combined company will not be restated retroactively to reflect the historical financial position or results of operations of Allied. Subject to the finalization of the purchase price allocation, the earnings of Republic will reflect the effect of any purchase accounting adjustments, including any increased depreciation and amortization associated with fair value adjustments to the assets acquired and liabilities assumed.
     The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared based on preliminary assessments of the fair values of the assets to be acquired and the liabilities to be assumed, restructuring the combined company’s debt, and preliminary estimates of purchase price and other costs that will be incurred related to the transaction. The final determination of the purchase price for the acquisition of Allied, and the final allocation of that consideration will be determined after the fair values of Allied’s tangible assets, identifiable intangible assets and liabilities as of the effective time of the merger are determined. Republic will complete its valuations of the fair value of the assets acquired and the liabilities assumed and determine the useful lives of the assets acquired. The adjustments to fair value and the other estimates reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the merger. Additionally, reclassifications and adjustments may be required if changes to the combined company’s financial presentation are needed to conform Republic’s and Allied’s accounting policies.
     The Unaudited Pro Forma Condensed Consolidated Financial Statements include those adjustments that are directly attributable to the transaction and are factually supportable. The Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 give effect to the merger of Republic and Allied as if the merger had occurred on January 1, 2007. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2008 gives effect to the merger of Republic and Allied as if the merger had occurred on that date. The Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements provide information concerning the pro forma amounts and adjustments.
     The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for informational purposes only. The pro forma information provided is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the merger been completed on the dates used to prepare these pro forma financial statements. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to project the future financial position or results of operations of the merged companies.

     These Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any anticipated synergies, operating efficiencies or costs savings that may be associated with the transaction. These financial statements also do not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies. Republic expects to incur approximately $300.0 million of costs related to the integration of the businesses, such as consulting fees paid to outside parties to plan and assist with the integration, systems conversion, severance and other employee termination and relocation benefits, contract cancellation and lease termination costs, and training costs. Costs for planning for the integration were incurred prior to the effective time of the merger, and a substantial portion of the remainder of these costs will be incurred over the year following the merger. Additionally, Republic expects to pay $45.0 million in bonuses to executive officers and $36.0 million in bonuses to certain other key employees for the achievement of run-rate synergies of $150.0 million by the beginning of the third year following the consummation of the merger. In general, these costs will be recorded as expenses when incurred and are non-recurring, and, therefore, are not reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements. However, certain qualifying costs may be capitalized and recorded in the final purchase price allocation for the merger. Due to the preliminary status of the merger integration plan, the amount of integration costs that may be capitalized is not yet estimable. Additionally, Republic is required to dispose of certain of its and Allied’s operations as a condition of regulatory approval for the merger, which may have an unfavorable impact on the financial position and the recurring revenue and income from continuing operations of the combined company. Republic is in the process of evaluating the operations to be divested but does not expect the impact of the divestitures to be material.

REPUBLIC SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2008
(in millions)

	Historical
		Allied	Allied
	Republic	Waste	Waste		Pro
	Services,	Industries,	Reclassi-		Forma
	Inc.	Inc.	fications		Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39.9	$102.7	$—		$(70.1	)(a)	$72.5
Restricted cash	—	35.8	—		—		35.8
Accounts receivable, net of allowances for doubtful accounts	326.3	770.2	—		—		1,096.5
Prepaid expenses and other current assets	78.3	88.1	—		—		166.4
Deferred tax assets	29.6	103.9	—		—		133.5

Total Current Assets	474.1	1,100.7	—		(70.1)		1,504.7
RESTRICTED CASH	171.4	—	49.5	(1)	—		220.9
PROPERTY AND EQUIPMENT, NET	2,195.1	4,532.7	—		305.0	(b)	7,032.8
GOODWILL, NET	1,557.4	8,016.0	—		1,063.6	(c)	10,637.0
OTHER INTANGIBLE ASSETS	29.9	—	9.7	(2)	481.3	(d)	520.9
OTHER ASSETS	178.6	338.8	(59.2	)(1)(2)	(101.6	)(e)	356.6

	$4,606.5	$13,988.2	$—		$1,678.2		$20,272.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$144.6	$444.1	$—		$—		$588.7
Deferred revenue	128.7	256.4	—		—		385.1
Current portion of accrued landfill and environmental costs	25.0	81.3	—		—	(g)	106.3
Notes payable and current maturities of long-term debt	101.6	402.4	—		—	(f)	504.0
Accrued interest	—	103.6	(103.6	)(3)	—		—
Other accrued liabilities	297.6	571.4	103.6	(3)	—		972.6

Total Current Liabilities	697.5	1,859.2	—		—		2,556.7
LONG-TERM DEBT, NET OF CURRENT MATURITIES	1,497.2	6,067.7	—		(230.5	) (f)	7,334.4
ACCRUED LANDFILL AND ENVIRONMENTAL COSTS	377.1	793.7	—		73.0	(g)	1,243.8
DEFERRED INCOME TAXES AND OTHER LONG-TERM TAX LIABILITIES	519.7	472.3	310.9	(4)	(131.5	) (h)	1,171.4
OTHER LIABILITIES	203.2	566.4	(310.9	)(4)	—		458.7
MINORITY INTERESTS	—	2.5	—		—		2.5
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Republic preferred stock, par value $.01 per share; 50,000,000 shares authorized; none issued	—	—	—		—		—
Common stock, par value $.01 per share	2.0	4.3	—		(2.3	)(i)	4.0
Additional paid-in capital	74.1	3,456.3	—		2,735.3	(i)	6,265.7
Retained earnings	1,680.9	795.3	—		(795.3	) (i)	1,680.9
Treasury stock, at cost	(456.7)	—	—		—		(456.7)
Accumulated other comprehensive income (loss), net of tax	11.5	(29.5)	—		29.5	(e)	11.5

Total Stockholders’ Equity	1,311.8	4,226.4	—		1,967.2		7,505.4

	$4,606.5	$13,988.2	$—		$1,678.2		$20,272.9

REPUBLIC SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FROM CONTINUING OPERATIONS
For the year ended December 31, 2007
(in millions, except per share data)

	Historical
		Allied
	Republic	Waste
	Services,	Industries,	Pro Forma
	Inc.	Inc.	Adjustments		Pro Forma
Revenue	$3,176.2	$6,068.7	$—		$9,244.9
Expenses:
Cost of operations	1,997.3	3,733.9	—		5,731.2
Depreciation, amortization and depletion	305.5	553.5	68.5	(j)	927.5
Accretion	17.1	53.2	1.3	(k)	71.6
Selling, general and administrative	320.3	631.9	(5.7	)(l)	946.5
Loss from divestitures and asset impairments	—	40.5	—	(m)	40.5

Operating income	536.0	1,055.7	(64.1)		1,527.6
Interest expense and other	(67.9)	(538.4)	(14.8	)(n)	(621.1)

Income from continuing operations before provision for income taxes	468.1	517.3	(78.9)		906.5
Provision for income taxes	177.9	207.1	(30.0	)(o)	355.0
Minority interests	—	.4	—		.4

Income from continuing operations	290.2	309.8	(48.9)		551.1
Dividends on preferred stock	—	(37.5)	—		(37.5)

Income from continuing operations available to common shareholders	$290.2	$272.3	$(48.9)		$513.6

Basic earnings per share:
Basic income from continuing operations available to common shareholders per share	$1.53	$.74			$1.44

Weighted average common shares outstanding	190.1	368.8	(201.5	)(p)	357.4

Diluted earnings per share:
Diluted income from continuing operations available to common shareholders per share	$1.51	$.71			$1.42

Weighted average common and common equivalent shares outstanding	192.0	443.0	(241.3	)(p)	393.7

REPUBLIC SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FROM CONTINUING OPERATIONS
For the nine months ended September 30, 2008
(in millions, except per share data)

	Historical
		Allied
	Republic	Waste
	Services,	Industries,	Pro Forma
	Inc.	Inc.	Adjustments		Pro Forma
Revenue	$2,440.7	$4,672.7	$—		$7,113.4
Expenses:
Cost of operations	1,553.5	2,863.3	—		4,416.8
Depreciation, amortization and depletion	226.9	411.6	55.9	(j)	694.4
Accretion	13.5	43.0	.2	(k)	56.7
Selling, general and administrative	252.0	447.7	(1.0	)(l)	698.7
Merger-related costs	—	21.5	(21.5	)(q)	—
Loss from divestitures and asset impairments	—	23.5	—	(m)	23.5

Operating income	394.8	862.1	(33.6)		1,223.3
Interest expense and other	(57.9)	(324.9)	(19.8	)(n)	(402.6)

Income from continuing operations before provision for income taxes	336.9	537.2	(53.4)		820.7
Provision for income taxes	131.4	239.7	(20.3	)(o)	350.8
Minority interests	—	1.0	—		1.0

Income from continuing operations	205.5	296.5	(33.1)		468.9
Dividends on preferred stock	—	(6.2)	—		(6.2)

Income from continuing operations available to common shareholders	$205.5	$290.3	$(33.1)		$462.7

Basic earnings per share:
Basic income from continuing operations available to common shareholders per share	$1.13	$.69			$1.24

Weighted average common shares outstanding	182.6	418.5	(228.8	)(p)	372.3

Diluted earnings per share:
Diluted income from continuing operations available to common shareholders per share	$1.11	$.68			$1.22

Weighted average common and common equivalent shares outstanding	184.4	445.0	(242.0	)(p)	387.4

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
     The effective date of the merger is assumed to be September 30, 2008 for purposes of preparing the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The effective date of the merger is assumed to be January 1, 2007 for purposes of preparing the Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations. See also Unaudited Pro Forma Condensed Consolidated Financial Statements — Basis of Presentation for further information.
Reclassifications
     Reclassifications have been made to Allied’s historical consolidated balance sheet to conform to Republic’s presentation as follows:
(1) Restricted Cash
     Allied’s landfill closure deposits of $49.5 million as of September 30, 2008 have been reclassified to restricted cash.
(2) Other Intangible Assets
     Allied’s net other intangible assets of $9.7 million as of September 30, 2008 have been reclassified to other intangible assets.
(3) Accrued Interest
     Allied’s accrued interest of $103.6 million as of September 30, 2008 has been reclassified to other accrued liabilities.
(4) Deferred Income Taxes and Other Long-Term Tax Liabilities
     Allied’s other long-term tax liabilities of $310.9 million as of September 30, 2008 have been reclassified to deferred income taxes and other long-term tax liabilities.
Pro Forma Adjustments
(a) Cash and Cash Equivalents
     The pro forma cash expenditures paid or expected to be paid as a result of the merger include transaction, debt issuance and equity issuance costs as follows (in millions):

Transaction costs	$55.8
Debt issuance costs	12.5
Equity issuance costs	1.8

Total pro forma cash expenditures	$70.1

     Transaction costs represent Republic’s direct costs of the acquisition. These costs include legal, accounting, engineering, valuation, and other advisory fees paid to third parties related to due diligence and closing the transaction.
     Debt issuance costs primarily include the estimated bank fees related to amending Republic’s existing $1.0 billion unsecured revolving credit facility and obtaining a new $1.75 billion revolving credit facility.
     Equity issuance costs include the estimated legal, accounting, Securities and Exchange Commission registration, and other fees related to registering and issuing Republic common stock to holders of Allied common stock to effect the merger.
(b) Property and Equipment, Net
     The pro forma adjustment to property and equipment, net includes the reversal of the historical amounts Allied has recorded for landfill acquisition and development costs of $2,278.0 million, and the recognition of the preliminary purchase accounting allocation to the landfills to be acquired of $2,583.0 million. This allocation is based on an estimate of the fair value of the landfills to be acquired. This allocation represents the value of permitted and probable airspace in these landfills, and the value of existing landfill infrastructure such as cell construction and excavation, natural and synthetic liners, leachate collection systems, methane gas collection and monitoring systems, groundwater monitoring wells, and other costs associated with the development of landfill sites. These costs will be amortized as airspace is consumed over the remaining useful lives of the landfill assets, including both permitted and probable expansion airspace. The remaining average useful life of the landfills acquired is 38 years.

     Republic’s initial allocation of purchase price to other property and equipment reflects Allied’s historical basis. The final purchase price allocation for the merger will also include the results of valuations of other property and equipment to be acquired which includes approximately 11,400 collection vehicles, 1.2 million collection containers and 1,800 pieces of equipment. It also includes land and buildings at 291 collection companies, 159 transfer stations, 158 active landfills and 52 recycling facilities. Republic is currently in the process of determining the fair value of these assets. Due to the complexity associated with valuing this significant volume of assets which are dispersed across 38 states, Republic does not have a preliminary estimate of the fair value of such assets. Republic currently believes that the valuation of all property and equipment acquired from Allied will be finalized prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The property and equipment acquired will be recorded at the fair values determined as a result of this process and goodwill will be adjusted accordingly.
     Because the valuations are currently underway for other property and equipment, the pro forma adjustments to these assets have not been presented in the accompanying Unaudited Pro Forma Condensed Consolidated Balance sheet nor has the resulting impact of these adjustments to fair value on depreciation, amortization and depletion expense been presented in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations. The amount of these adjustments will be determined as of the effective time of the merger and may be material to the financial position and results of operations of the combined company.
(c) Goodwill
     The pro forma adjustments to goodwill include the reversal of Allied’s goodwill of $8,016.0 million as of September 30, 2008 and the addition of the preliminary purchase price allocation to goodwill of $9,079.6 million for the merger of Republic and Allied. The merger will be accounted for as an acquisition of Allied by Republic using the acquisition method of accounting.
     Under the terms of the merger agreement, Allied stockholders received .45 shares of Republic stock for each share of common stock held (the “Exchange Ratio”) at the effective time of the merger. As of September 30, 2008, based on Allied’s total outstanding common stock of 433.5 million shares, Allied’s 2.6 million equity-based awards that were to be vested and settled through the issuance of Allied common stock at the effective time of the merger, and the average closing prices of Republic’s common stock for the five-day period around June 23, 2008 (the announcement date), approximately 196.2 million shares of Republic’s common stock valued at $6,127.3 million would have been issued to Allied shareholders to effect the transaction if it had occurred on September 30, 2008.
     In addition, Allied had stock options, restricted stock and other equity-based awards outstanding under the terms of its various equity-based incentive compensation plans and certain other agreements. Under the terms of these agreements, substantially all of these awards fully vested upon the merger. In accordance with the merger agreement, the stock options and any remaining unvested restricted stock were converted into Republic equity-based awards with like terms and conditions (except for the acceleration of the vesting of the awards as a result of the merger) at the effective time of the merger using the Exchange Ratio. As of September 30, 2008, approximately 7.6 million stock options and unvested other equity-based awards were expected to be issued in exchange for Allied’s outstanding equity-based awards as of the effective date of the merger. Under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), the total fair value for these stock options and unvested other equity-based awards of approximately $68.1 million (based on the average closing prices of Republic’s common stock for the five-day period around June 23, 2008 (the announcement date)), will be recorded to additional paid-in capital as a component of purchase price. Exercises of the vested stock options after the effective time of the merger will provide cash proceeds to the combined company.
     The preliminary purchase price, including Republic’s common stock to be issued in exchange for Allied’s outstanding common stock, the conversion of Allied’s outstanding stock options and unvested restricted stock awards into Republic equity-based awards, Allied’s debt and Republic’s estimated transaction costs, is calculated as follows as if the transaction were consummated on September 30, 2008 (in millions, except Exchange Ratio, per share and per unit data):

Value of Republic common stock issued as consideration:
Shares of Allied’s common stock outstanding on September 30, 2008	433.5
Assumed vesting of outstanding equity-based awards and issuance of shares of Allied common stock in settlement thereof (excluding stock options)	2.6

	436.1
Exchange Ratio	.45

Shares of Republic common stock issued in exchange for Allied common stock outstanding	196.2
Average per share closing price of Republic’s common stock for the five-day period around the announcement date of June 23, 2008	$31.23

Value of Republic common stock issued in exchange for Allied common stock outstanding		$6,127.3
Value of Republic stock options issued as consideration:
Number of Allied stock options outstanding as of September 30, 2008 (assumed fully vested)	16.9
Exchange Ratio	.45

Number of Republic stock options issued in exchange for Allied stock options outstanding	7.6
Average fair value per Republic stock option issued	$8.88

Value of Republic stock options issued in exchange for Allied stock options outstanding	$67.5
Value of Republic unvested other equity-based awards issued to retained directors	$.6

Value of Republic stock options and unvested other equity-based awards issued to replace Allied stock options and unvested restricted stock outstanding		68.1
Debt, fair value		6,239.6
Less: Cash acquired		(102.7)
Transaction costs		55.8

Total preliminary purchase price		$12,388.1

     The total preliminary purchase price of $12,388.1 million is allocated as follows in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2008 (in millions):

Historical book value of Allied’s net assets	$4,226.4
Less:
Goodwill, book value	(8,016.0)
Other intangible assets, book value	(9.7)
Cash acquired	(102.7)
Debt, book value	6,470.1
Purchase price allocation adjustments:
Landfill development costs, adjustment to fair value	305.0
Goodwill	9,079.6
Other intangible assets	491.0
Other assets, adjustments to fair value	(114.1)
Accrued landfill and environmental costs, fair value adjustment	(73.0)
Deferred taxes on adjustments to fair value	131.5

Purchase price	$12,388.1

(d) Other Intangible Assets
     The pro forma adjustment to other intangible assets includes the reversal of Allied’s other intangible assets, net as of September 30, 2008 of $9.7 million.
     Intangible assets that are expected to be recorded in the purchase price allocation for the merger consist of the following:

	Preliminary
	Fair Value		Pro Forma
	of Other	Estimated	Adjustment
	Intangible	Useful	to Annual
	Assets	Life	Amortization
Other Intangible Assets	(in millions)	(in years)	(in millions)
Customer relationships	$400.0	10	$40.0
Franchise agreements	70.0	9	7.8
Other municipal agreements	20.0	3	6.7
Non-compete agreements	1.0	2	.5

Total	$491.0		$55.0

     The pro forma fair values for the intangible assets to be acquired were determined by identifying potential assets using the intangible asset criteria of SFAS 141. All of Allied’s projected revenue streams and their related profits were then used to analyze the potential intangible assets. The intangible assets identified that were determined to have value as a result of the analysis include the customer relationships, franchise agreements, other municipal agreements and non-compete agreements. The preliminary fair values for these intangible assets are reflected in the table above. Other intangible assets were identified that are considered to be components of either property and equipment or goodwill under GAAP, including the value of the permitted and probable airspace at Allied’s landfills (property and equipment), the going concern element of Allied’s business (goodwill) and its assembled workforce (goodwill). The going concern element represents the ability of an established business to earn a higher rate of return on an assembled collection of net assets than would be expected if those assets had to be acquired separately. A substantial portion of this going concern element acquired is represented by Allied’s infrastructure of market-based collection routes and its related integrated waste transfer and disposal channels, whose value has been included in goodwill in accordance with SFAS 141.
(e) Other Assets
     Deferred Financing Costs, Net. The pro forma adjustment to other assets includes the reversal of Allied’s deferred financing costs, net of $67.3 million, which is related to adjusting the debt assumed from Allied to fair value, and the addition of Republic’s debt issuance costs of $12.5 million for obtaining certain amendments and additional financing. For further information, see (a) Cash and Cash Equivalents above.
     Defined Benefit Pension Plan Asset. The pro forma adjustment to other assets also includes a reversal of Allied’s accumulated balance in other comprehensive income (loss) as of September 30, 2008 primarily related to its defined benefit pension plan of $29.5 million and the reversal of the related deferred taxes of $17.3 million. The other comprehensive loss primarily represents the unamortized net actuarial loss on the pension plan assets. The total pro forma adjustment of ($46.8) million is recorded gross to Allied’s defined benefit pension plan asset (in other assets), thus adjusting the pension plan asset to represent the fair value of the plan’s assets in excess of the projected benefit obligation as of September 30, 2008. The fair value that will be recorded for the defined benefit pension plan asset in the final purchase price allocation will be actuarially determined as of the effective time of the merger and could be materially different from the value reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Summary of Adjustments:
     A summary of the pro forma adjustments to other assets described above is as follows (in millions):

	Pro Forma Adjustments
		Addition
	Reversal	of Amounts
	of Allied’s	For Combined
	Amounts	Company	Total
Deferred financing costs, net	$(67.3)	$12.5	$(54.8)
Defined benefit pension plan asset	(46.8)	—	(46.8)

	$(114.1)	$12.5	$(101.6)

(f) Debt
     The pro forma adjustment to debt includes the reversal of the current and long-term debt assumed from Allied of $402.4 million and $6,067.7 million, respectively, totaling $6,470.1 million, and the addition of the fair value of the acquired debt based upon quoted market prices. The fair value of the current and long-term portions of the acquired debt as of September 30, 2008 is $402.4 million and $5,837.2 million, respectively, totaling $6,239.6 million.
     Republic has obtained a revolving credit facility in the amount of $1.75 billion at a variable interest rate of approximately 4.3% (which is subject to change based on changes in LIBOR) and has amended its existing $1.0 billion unsecured revolving credit facility. These facilities replaced Allied’s $1.575 billion revolving credit facility due March 2012, Allied’s $671.7 million term loan due March 2014, Allied’s $480.0 million institutional letter of credit facility due March 2014, and Allied’s $25.0 million incremental revolving letter of credit facility due March 2012. Allied’s other debt remained outstanding immediately following the merger.
     The new facility will also be used as a source of funding, as needed, to support the operations of the combined company, including supporting the issuance of letters of credit.
     The combined company is required to dispose of certain operations in connection with regulatory approval for the merger. Proceeds from the business dispositions may be used to reduce outstanding debt and may also be used for other general corporate purposes. We are currently in the process of marketing these businesses but do not currently have sufficient information to quantify the proceeds that will be received.
(g) Accrued Landfill and Environmental Costs
     The pro forma adjustment to accrued landfill and environmental costs includes the reversal of Allied’s current and long-term asset retirement obligations recorded as of September 30, 2008 of $51.2 million and $651.3 million, respectively, and an estimate of the purchase price allocation for the acquired current and long-term asset retirement obligations to be recorded by Republic for Allied’s landfills as of September 30, 2008 of $51.2 million and $724.3 million, respectively. Both Allied and Republic record asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), to recognize future obligations for final capping, closure and post-closure costs with respect to landfills they own or operate. Final capping, closure and post-closure costs include estimated future expenditures for final capping and closure of landfills, and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are developed in today’s dollars and inflated each year up to the year they are expected to be paid. These inflated costs are then discounted to their present value using a company-specific credit-adjusted, risk-free rate. The liabilities recorded for asset retirement obligations as of a balance sheet date represent the present value of the companies’ asset retirement obligations incurred to date for waste taken into the landfills. The net pro forma adjustment is primarily due to a change in the credit-adjusted, risk-free rate used to calculate Allied’s asset retirement obligations recorded. Allied’s credit-adjusted, risk-free rate used for recognizing asset retirement obligations was approximately 8.0% for the year ended December 31, 2007 and the nine months ended September 30, 2008. From the adoption of SFAS 143 in 2003 through 2006, Allied’s credit-adjusted, risk-free rate for recognizing asset retirement obligations ranged from 8.5% to 9.0%. Republic’s estimated credit-adjusted, risk-free rate used to revalue the acquired asset retirement obligations, after giving effect to the merger, is 7.5%.
     Republic’s credit-adjusted, risk-free rate used for recognizing asset retirement obligations has traditionally been lower than its rate will be after giving effect to the merger. For example, its fiscal year 2007 rate for recording asset retirement obligations was 6.5%. A change in its credit-adjusted, risk-free rate subsequent to the merger will prospectively impact the asset retirement obligations

Republic will record for the landfills it presently owns, and it will also impact its future asset retirement obligation amortization expense and accretion expense for these landfills.
(h) Deferred Tax Assets and Liabilities
     The merger is expected to be non-taxable to the respective companies. The preliminary pro forma adjustment to deferred tax liabilities of $131.5 million has been recognized for the difference between Allied’s tax bases and Republic’s pro forma fair values for the assets acquired and the liabilities assumed, where applicable, using an estimated combined company federal and state statutory income tax rate of 38.0%.
(i) Equity
     The pro forma adjustment to equity includes, as of September 30, 2008, the elimination of Allied’s equity of $4,255.9 million (excluding other comprehensive income), the market value of Republic’s common stock issued in exchange for Allied’s outstanding common stock of $6,127.3 million, and the SFAS 123(R) adjustment to additional paid-in capital of $68.1 million discussed in (c) Goodwill above for the conversion of Allied’s outstanding stock options and unvested restricted stock awards into Republic equity-based awards. It also includes the estimated equity issuance costs of $1.8 million, which decrease equity.
     In addition, Republic has stock options, restricted stock and other equity-based awards outstanding under the terms of its various equity-based incentive compensation plans and certain other agreements. In general, under the terms of these agreements, these awards became fully vested upon the merger. Compensation expense of approximately $11.6 million (based on the average closing prices of Republic’s common stock for the five-day period around June 23, 2008 (the announcement date)) was recognized as of the effective time of the merger for the acceleration of the vesting of these equity-based awards. This compensation expense will not be recorded in the purchase price allocation for the acquisition of Allied, and, therefore, is not included as a pro forma adjustment to the Unaudited Pro Forma Condensed Consolidated Financial Statements.
     The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet for Allied includes $230.0 million of senior subordinated convertible debentures that are convertible into 11.3 million shares of Allied common stock at a conversion price of $20.43 per share. Due to the presently unfavorable consequences of conversion, the pro forma adjustments as of September 30, 2008 do not assume the conversion of these debentures.
(j) Depreciation, Amortization and Depletion
     Landfill Development Asset Amortization Expense: The pro forma adjustments to depreciation, amortization and depletion expense include reversals of Allied’s amortization expense recorded on its landfill assets of $229.5 million and $165.2 million for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.
     The pro forma adjustments include the addition of periodic amortization expense resulting from the pro forma adjustment to the Unaudited Pro Forma Condensed Consolidated Balance Sheet to record the acquired landfill assets at an amount based on their fair value. This amortization expense includes expected future landfill development costs as of the assumed date of acquisition amortized on a units-of-consumption basis over the remaining lives of the landfills. The remaining average useful life of the landfill assets, including both permitted and probable expansion airspace, is 38 years. The adjustments also include the estimated amortization expense for the asset retirement obligations recorded as part of the purchase price allocation for the merger, based on landfill airspace consumed during the period. Pro forma adjustments to amortization expense of $243.7 million and $180.8 million are reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively. See (b) Property and Equipment and (g) Accrued Landfill and Environmental Costs above for further information.
     Other Intangible Asset Amortization Expense: The pro forma adjustments to depreciation, amortization and depletion expense include reversals of Allied’s amortization expense recorded on its other intangible assets of $.7 million and $1.0 million for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.
     The adjustments also include the estimated periodic amortization expense for the other intangible assets recorded as part of the purchase price allocation for the merger. No amortization is recognized for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” A pro forma adjustment to annual amortization expense of $55.0 million is reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income from Continuing

Operations for the year ended December 31, 2007. Three quarters of this pro forma adjustment to annual amortization expense, or $41.3 million, is reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Income from Continuing Operations for the nine months ended September 30, 2008. See (d) Other Intangible Assets above for further information concerning the composition of and the useful lives for other intangible assets.
Summary of Adjustments:
     A summary of the pro forma adjustments to depreciation, amortization and depletion expense described above is as follows (in millions):

	Pro Forma Adjustments
		Addition
	Reversal	of Amounts
	of Allied’s	for Combined
	Amounts	Company	Total
For the Fiscal Year Ended December 31, 2007:
Landfill asset amortization expense	$(229.5)	$243.7	$14.2
Other intangible asset amortization expense	(.7)	55.0	54.3

	$(230.2)	$298.7	$68.5

	Pro Forma Adjustments
		Addition
	Reversal	of Amounts
	of Allied’s	for Combined
	Amounts	Company	Total
For the Nine Months Ended September 30, 2008:
Landfill asset amortization expense	$(165.2)	$180.8	$15.6
Other intangible asset amortization expense	(1.0)	41.3	40.3

	$(166.2)	$222.1	$55.9

(k) Accretion
     The pro forma adjustments to accretion expense include reversals of Allied’s accretion expense recorded on its asset retirement obligations of $53.2 million and $43.0 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.
     The adjustments also include the estimated accretion expense for the asset retirement obligations recorded as part of the purchase price allocation for the merger. Changes in asset retirement obligations due to the passage of time are measured by recognizing accretion expense in a manner that results in a constant effective interest rate being applied to the average carrying amount of the liability. Pro forma adjustments to annual accretion expense of $54.5 million and $43.2 million are reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.
(l) Sales, General and Administrative Expenses
     Pro forma adjustments have been made to sales, general and administrative expenses to reverse the amortization of prior service costs and net actuarial losses recorded by Allied related to its defined benefit pension plan. The adjustments reverse expenses of $5.7 million and $1.0 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, based on the assumption that the pension plan assets are restated to fair value as of January 1, 2007.
     At the effective time of the merger, Republic expects to incur certain expenses for employee compensation and benefits as a result of the change in control provisions in its various employee benefit plans and employment agreements. These expenses are not included in the Unaudited Pro Forma Condensed Consolidated Income Statements presented as they will not be recurring expenses of Republic subsequent to the merger. These expenses will include estimated incremental incentive plan payments of approximately $5.6 million, compensation expense for the accelerated vesting of Republic’s equity-based awards of approximately $11.6 million and other severance expenses that cannot be estimated at this time.

(m) Loss from Divestitures and Asset Impairments
     Allied’s historical statements of income include losses from divestitures and asset impairments of $40.5 million and $23.5 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.
(n) Interest Expense and Other
     The Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations assume that all of Allied’s debt is recorded at fair value as of January 1, 2007. As a result, pro forma adjustments to interest expense and other include reversals of Allied’s amortization of its debt premiums and discounts, amortization of its deferred financing costs and the write-off of $8.3 million of deferred financing costs made in connection with early extinguishments of debt in 2007. Such pro forma adjustments total $28.9 million and $13.0 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively. Allied’s interest expense and other of $538.4 million for the year ended December 31, 2007 included $59.6 million of charges related to early extinguishment of debt, including write-offs of deferred financing costs of $8.3 million.
     The pro forma adjustments include the addition of amortization of Republic’s pro forma deferred financing costs and amortization of the adjustments to fair value for the debt totaling $43.7 million and $32.8 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively. See (f) Debt above for further information.
     A .125% change in interest rates on the acquisition-related variable rate debt would increase (decrease) interest expense by approximately $1.6 million for the year ended December 31, 2007, and by approximately $1.2 million for the nine months ended September 30, 2008.
(o) Provision for Income Taxes
     Income tax expense has been provided for the income tax effect of the pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations at an estimated combined company federal and state statutory rate of 38.0%.
(p) Earnings per Share
     The calculations for pro forma earnings per share are based on the conversion of each outstanding share of Allied common stock into the right to receive .45 shares of Republic common stock as of the effective time of the merger. Diluted earnings per share assumes the conversion of Allied’s manditorily convertible preferred stock into 60.7 million shares of Allied common stock to have taken place as of January 1, 2007. Allied’s manditorily convertible preferred stock was converted during the nine months ended September 30, 2008. In addition, as the terms of Allied’s equity-based incentive compensation plans and certain other agreements required the accelerated vesting of substantially all of Allied’s unvested awards as of the effective date of the merger, the calculations for the pro forma earnings per share assume that substantially all of Allied’s stock options, restricted stock and other equity-based awards are fully vested during the periods presented.
(q) Merger-Related Costs
     The pro forma adjustment to merger-related costs includes the reversal of Allied’s merger-related expenses recorded during the nine months ended September 30, 2008. These costs have been excluded from the Unaudited Pro Forma Condensed Consolidated Statements of Income from Continuing Operations as they are nonrecurring charges that are directly attributable to the transaction.